BBX Capital Real Estate, a subsidiary of BBX Capital, Inc., Announces the Sale of Altís Ludlam Trail in Miami, Florida

FORT LAUDERDALE, Florida – July 14, 2023 — BBX Capital Real Estate, a wholly-owned subsidiary of BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB), today announced that a joint venture sponsored by The Altman Companies had completed the sale of Altis Ludlam Trail, a 312-unit multifamily apartment community located in Miami, Florida.

Construction of Altis Ludlam Trail commenced in 2020 and was substantially completed in 2022. At the time of the sale, Altis Ludlam Trail’s apartment units were 98% leased.

In connection with the sale, a consolidated subsidiary of BBX Capital Real Estate that is owned by BBX Capital Real Estate, Joel Altman, and affiliates of The Altman Companies received an aggregate cash distribution of $9.0 million related to its investment in the managing member of the joint venture. In addition, BBX Capital Real Estate received a cash distribution of $12.3 million related to its investment in the preferred equity of the joint venture. As of March 31, 2023, the aggregate carrying amount of these investments in BBX Capital Inc.’s consolidated financial statements was $20.3 million. The carrying amount included a remeasurement gain based on the estimated fair market value of the investment in the managing member that was recognized during the three months ended March 31, 2023 in connection with the consolidation of The Altman Companies and various real estate joint ventures related to the Altman Companies in January 2023.

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About The Altman Companies: The Altman Companies, a wholly-owned subsidiary of BBX Capital Real Estate, is engaged in the development, construction, and management of market rate and affordable multifamily apartment communities. Since 1968, The Altman Companies and its predecessors have developed, constructed, acquired, and managed over 27,000 multifamily units throughout the United States, including communities in Florida, Michigan, Illinois, Tennessee, Georgia, Texas, and North Carolina. For more information on The Altman Companies, visit www.Altmancos.com.

About BBX Capital Real Estate: BBX Capital Real Estate, a wholly-owned subsidiary of BBX Capital, Inc., is engaged in the acquisition, development, construction, ownership, financing, and management of real estate and investments in real estate joint ventures, including investments in multifamily rental apartment communities, single-family master-planned for sale housing communities, and commercial properties located primarily in Florida. BBX Capital Real Estate owns The Altman Companies and BBX Logistics Properties. For more information, please visit www.BBXCapitalRealEstate.com.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Media Relations Contact:

Kip Hunter, Kip Hunter Marketing

954-303-5551, Email: kip@kiphuntermarketing.com

Investor Relations Contact:

Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com